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                                   EXHIBIT 99


MONDAY FEBRUARY 9, 8:13 AM EASTERN TIME

COMPANY PRESS RELEASE

UNITED NATURAL FOODS, INC. ANNOUNCES APPOINTMENT OF
ROBERT T. CIRULNICK AS NEW CFO

DAYVILLE, Conn., Feb. 9 - United Natural Foods (Nasdaq: UNFI) announced today that Robert T. Cirulnick will join the Company as Chief Financial Officer effective February 9, 1998. Mr. Cirulnick has more than 15 years of financial and accounting management experience and most recently served as Vice President and Controller of Frito Lay, Inc., a subsidiary of Pepsi Co., Inc. In his new position at United Natural Foods, Mr. Cirulnick, age 42, will be responsible for all financial, systems and treasury functions as well as investor relations and financial strategic planning.

Mr. Cirulnick succeeds Steven Townsend, who announced his retirement in October 1997 in order to devote more time to personal interests. Mr. Townsend, who has been with United Natural Foods for the last 14 years, will remain a member of the Company's Board of Directors and has assumed new responsibilities on its audit and acquisition committees.

Since 1985, Mr. Cirulnick has served in a variety of managerial positions for PepsiCo and affiliated subsidiaries. Most recently, he was Vice President and Controller of Frito Lay, Inc., the largest North American snack food maker with sales of over $6.5 billion and approximately 44,000 employees. Prior to that, he held the position of Chief Financial Officer and Director of Finance and Administration at Smith Foods Group, an international joint venture company between PepsiCo and General Mills serving various European markets. Mr. Cirulnick also worked as Frito-Lay's Controller, Europe for PepsiCo Foods International from 1992 to 1993 and served as Assistant Controller, Assistant Treasurer and Director of Sales and Customer Operations from 1989 to 1992. Prior to joining PepsiCo, Mr. Cirulnick was a certified public accountant at KPMG Peat Marwick.

Commenting on Mr. Cirulnick's appointment, Norman Cloutier, Chairman and Chief Executive Officer of United Natural Foods, stated, ``We are extremely pleased with Bob's decision to join United Natural Foods. He brings to the Company a strong blend of financial and accounting skills, plus in-depth operating experience. Specifically, his knowledge of systems and technology gained from overseeing multiple acquisition, integration, restructuring and process change assignments will be a tremendous asset to our company as we continue to expand United Natural Foods in the future.''

United Natural Foods, Inc. is one of only two national distributors of natural foods and related products in the United States. The Company distributes over 25,000 products to more than 6,000 customers in 48 states. The Company's national, regional and private label products span six categories including groceries and general merchandise, nutritional supplements, bulk and food service products, personal care items, perishables and frozen foods.

For more information on United Natural Foods, Inc. via fax at no charge, please dial 1-800-PRO-INFO and enter the Company's ticker symbol UNFI.